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Exhibit 10.10

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), among PACIFIC FINANCIAL CORPORATION, a Washington corporation ("Pacific"), THE BANK OF THE PACIFIC, a Washington banking corporation (the "Bank"), and DON ZIMMERMAN ("Executive") is dated as of October 22, 2003, and will be effective as of the date (the "Effective Date") the merger (the "Merger") of BNW Bancorp, Inc., with and into Pacific becomes effective under the terms of the Agreement and Plan of Merger of even date herewith (the "Merger Agreement"). If the Merger Agreement is terminated for any reason, this Agreement will be null and void and of no effect.

RECITALS

        A. The Bank is a Washington banking corporation and is a wholly owned subsidiary of Pacific.

        B. Executive is currently employed by Bank NorthWest, a wholly owned subsidiary of BNW Bancorp, Inc.

        C. Executive has considerable experience, expertise and training in management and other aspects of banking and other services offered by the Bank in part through his employment with Bank NorthWest. The Bank desires and intends to employ Executive from and after the Effective Date pursuant to the terms and conditions set forth in this Agreement.

        D. Both the Bank and Executive have read and understand the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

AGREEMENT

        The parties agree as follows:

        1.     Employment. The Bank will employ Executive for the Term, and Executive accepts employment with the Bank on the terms and conditions set forth in this Agreement.

        2.     Effective Date and Term.

    (a)
    Effective Date. This Agreement is effective as of the Effective Date.

    (b)
    Term. Subject to Section 4, the term of this Agreement (the "Term") will run from the Effective Date through February 28, 2005. The Term will automatically be extended through February 28, 2006, unless notice is sent by Executive or the Bank (to the other party) prior to November 30, 2004 electing not to extend the Term. Either party may elect not to extend the Term for any reason or for no reason. An election by the Bank to not allow the extension of the Term will not be considered a termination without Cause under this Agreement.

    (c)
    Duties. Executive will serve as the Bank's Area President for Whatcom County, Washington. Executive will faithfully and diligently perform the reasonable duties assigned to Executive from time to time by the President of the Bank. Executive will use his best efforts to perform his duties and will devote all his working time and attention to these duties.

        3.     Compensation.

    (a)
    Salary. Initially, Executive will receive a salary of $123,500 per year, to be paid by the Bank in accordance with its regular payroll schedules, policies and procedures.

    (b)
    Incentive Compensation. Executive will be eligible to participate in the Bank's Officer Bonus Program. A disinterested majority of the Bank's Board of Directors will determine the amount of the bonus pool, if any, available to the Bank's executives and officers and the criteria on which bonuses will be based.

    (c)
    Stock Options. Pacific will, effective as of the Effective Date, grant Executive an incentive stock option under Pacific's Stock Incentive Compensation Plan to purchase 5,000 shares of Pacific's common stock at a purchase price equal to the per-share market value of Pacific's common stock on the Effective Date. Such option will have a ten-year term, vest in equal amounts annually over five years beginning one year after the date of grant, and otherwise be subject to the terms and conditions of Pacific's standard form of option agreement.

    (d)
    Converted Options. Executive's existing options with BNW Bancorp, Inc. (the "BNW Options") will be amended contemporaneously with the execution of this Agreement by the execution of an Amendment to Option Agreement in substantially the form attached to this Agreement as Appendix 3(d). Under the Amendment to Option Agreement, Executive will waive any accelerated vesting attributable to the Merger. Pursuant to the Merger Agreement, Executive's BNW Options will convert to options to purchase Pacific Common Stock ("Converted Options"). Unvested Converted Options will continue to vest at the same rate and over the same period as before the conversion.

    (e)
    Standard Benefits. The Bank will provide to Executive no less than the standard benefits provided for similarly situated officers or employees of the Bank in accordance with the Bank's benefit plans and policies as they may exist from time to time, including but not limited to health insurance, disability insurance, a $500 per month car allowance, and four (4) weeks of paid vacation per year accrued in accordance with the Bank's benefit plans and policies. Executive will also be entitled to participate in retirement plans, including Pacific's 401(k) Plan.

    (f)
    Expenses. The Bank will reimburse Executive for all reasonable expenses that Executive may incur in the performance of his duties, including but not limited to expenses for travel, lodging, meals and entertainment, provided Executive shall comply with all policies of the Bank related to reimbursement.

        4.     Termination.

    (a)
    Notice of Termination. The Bank and Executive may unilaterally terminate this Agreement for any reason by providing the other party with 30 days' prior written notice of the termination. Notice will be effective upon either personal delivery or three days following mailing by U.S. mail to the Bank's main office or to Executive's last known address as reflected in the Bank's personnel records.

    (b)
    Termination by Bank for Cause or by Executive Without Good Reason. If, before the end of the Term, the Bank terminates this Agreement for Cause (as defined in Section 5) or Executive terminates this Agreement without Good Reason (as defined in Section 6), the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of Executive's termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 4(b).

    (c)
    Other Termination. If, before the end of the Term, the Bank terminates this Agreement without Cause, or Executive terminates this Agreement for Good Reason, the Bank will pay Executive his salary from the date of notice of the termination for the balance of this Agreement. This amount will be payable in accordance with the Bank's regular payroll schedules, policies and procedures, and as of the date of such notice of termination, all vesting requirements regarding stock options will be deemed satisfied.

    (d)
    Death or Disability. This Agreement will terminate immediately (1) upon Executive's death or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 60 days as a result of a physical or mental disability that substantially limits one or more of his major life activities arising at any time during the Term, unless Executive could continue, with reasonable accommodation, to perform his duties and making such accommodations would not require the Bank to expend any funds. If termination occurs under this Section 4(d), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement is terminated, and as of such date, all vesting requirements regarding stock options will be deemed satisfied.

        5.     Definition of "Cause". "Cause" means dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders pertaining to financial institutions or reckless disregard of such statutes, regulations, or orders; destruction or theft of Bank property or assets of customers of the Bank; physical attack of a fellow employee or a customer; intoxication at work; use of narcotics or alcohol to an extent that materially impairs Executive's performance of his duties; willful malfeasance or gross negligence in the performance of Executive's duties; violation of law in the course of employment that has a material adverse effect on the Bank, its employees, or its customers; Executive's refusal to perform Executive's duties; Executive's refusal to follow reasonable instructions or directions; misconduct materially injurious to the Bank; significant neglect of duty; or any material breach of Executive's duties or obligations to the Bank that results in material harm to the Bank.

        6.     Definition of "Good Reason". "Good Reason" means any one or more of the following:

    (a)
    The Bank's material breach of any provision of this Agreement, and its failure to cure such breach within 10 days after written notice from Executive to the Chairman of the Bank's Board of Directors specifying in reasonable detail the alleged breach; or

    (b)
    A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 25 miles each way from his current business office at Bank NorthWest on the date of this Agreement, unless Executive consents in writing to the relocation or transfer.

        7.     Confidentiality. Executive, and any person acquiring confidential information from Executive, will not, after this Agreement has been executed, including during and after its Term, disclose to any other person or entity any confidential information concerning Pacific, the Bank or their business operations or customers, or use for his (their) own purposes or permit or assist in the use of such confidential information unless Pacific or the Bank consents in writing to the use or disclosure of their respective information or disclosure is required by law or court order. This provision will survive any termination of this Agreement for so long as Executive retains any confidential information.

        8.     Noncompetition.

    (a)
    Participation in a Competing Business. For a period of two years from the Effective Date, except in the event of a termination of this Agreement by the Bank without Cause or by Executive for Good Reason (in either of which events the obligations of Executive under this Section 8(a) will terminate), Executive will not become involved in any manner with a Competing Business (as defined in Section 8(d)) or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer or employee, manager, investor, organizer, founder, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding five percent (5%) of the total equity interest in any company

      (whether or not such company is a Competing Business). This provision will survive any termination of this Agreement in accordance with its terms.

    (b)
    No Solicitation. For a period of three years from the Effective Date, except in the case of a termination of this Agreement by the Bank without Cause or by Executive for Good Reason (in either of which events the obligations of Executive under this Section 8(b) will terminate), Executive will not, directly or indirectly, solicit or attempt to solicit (1) any employees of Pacific, the Bank, or their subsidiaries or affiliates (including employees who become employees of Pacific, its subsidiaries or affiliates as a result of the Merger) to leave employment or (2) any customers of Pacific, the Bank, or any of its subsidiaries or affiliates (including customers who become customers of Pacific, its subsidiaries, or affiliates as a result of the Merger) to remove their business from the Bank, or any of its subsidiaries or affiliates. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications. This provision will survive any termination of this Agreement in accordance with its terms.

    (c)
    Employment Outside Whatcom County. Following any termination of this Agreement, Executive may accept employment outside Whatcom County from a Competing Business, as long as Executive does not (1) act as an employee or representative or agent of the Competing Business within Whatcom County, (2) have any responsibilities for the Competing Business's operations within Whatcom County, or (3) violate Sections 8(a) or 8(b) of this Agreement.

    (d)
    Competing Business. "Competing Business" means any business that competes with or will compete with Pacific or the Bank in Whatcom County. The term "Competing Business" includes, without limitation, any existing or newly formed financial institution or trust company.

        9.     Enforcement.

    (a)
    The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 7 and 8 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Pacific's and the Bank's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with the Bank to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

    (b)
    Executive acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 7 or 8 or threatens or attempts to do so. For this reason, under these circumstances, the Bank or Pacific, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition of the granting of this relief.

        10.   Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 7 and 8 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily,

Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

        11.   Miscellaneous Provisions. This Agreement constitutes the entire understanding between the parties concerning its subject matter. This Agreement will bind and inure to the benefit of the Bank's and Executive's heirs, legal representatives, successors and assigns. This Agreement may be modified only through a written instrument signed by both parties. This Agreement will be governed and construed in accordance with Washington law, except that certain matters may be governed by federal law. Jurisdiction and venue for enforcement of any terms of this Agreement will be in Whatcom County Superior Court.

Signed as of October 22, 2003:

THE BANK OF THE PACIFIC	EXECUTIVE
/s/ DENNIS A. LONG By: Dennis A. Long Its: President and Chief Executive Officer	/s/ DON ZIMMERMAN Don Zimmerman

Pacific is a party to this Agreement solely with respect to the grant of stock options pursuant to Section 3(c).

PACIFIC FINANCIAL CORPORATION
/s/ DENNIS A. LONG By: Dennis A. Long Its: President and Chief Executive Officer

Appendix 3(d)

AMENDMENT TO
INCENTIVE STOCK OPTION
UNDER THE
BANK NORTHWEST
EMPLOYEE STOCK OPTION PLAN

Company:	BNW Bancorp, Inc., a Washington corporation, successor in interest to Bank Northwest, a Washington state-chartered bank
Participant:	Donald Zimmerman
Original Agreement:	The Incentive Stock Option dated January 15, 2000, between Company and Participant
Date:	, 2003

        Company and Participant mutually agree as follows:

        1.     A new Section 7 of the Original Agreement is added to read as follows:

        "7.   No Accelerated Vesting.    In the event of a sale transaction (as such term is defined in Section 6(l) of the Bank Northwest Employee Stock Option Plan, as amended), the vesting of this Option will not be accelerated and this Option will continue to vest as provided in Section 1.2."

        2.     Except as expressly provided in this Amendment, the Original Agreement will remain in full force and effect.

BNW BANCORP, INC.
By:

Its:

Donald Zimmerman, Participant

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EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
Appendix 3(d) AMENDMENT TO INCENTIVE STOCK OPTION UNDER THE BANK NORTHWEST EMPLOYEE STOCK OPTION PLAN